Exhibit 99.1

SHFL ENTERTAINMENT, INC

FOR THE FISCAL YEAR ENDED OCTOBER 31, 2013

Independent Auditor’s Report

To the Board of Directors and Shareholders of SHFL entertainment, Inc.

We have audited the accompanying consolidated financial statements of SHFL entertainment, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of October 31, 2013 and 2012, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended October 31, 2013.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances.  With respect to the 2013 consolidated financial statements, we did not consider internal control for the purpose of expressing an opinion on the effectiveness of the Company’s internal control; accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SHFL entertainment, Inc., and its subsidiaries at October 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
December 20, 2013

SHFL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended October 31,
	2013	2012	2011
	(In thousands, except per share amounts)
Revenue:
Product leases and royalties	$118,237	$110,279	$98,369
Product sales and service	173,272	148,768	129,402
Total revenue	291,509	259,047	227,771
Costs and expenses:
Cost of leases and royalties	42,064	37,713	34,089
Cost of sales and service	63,686	56,196	51,127
Gross profit	185,759	165,138	142,555
Selling, general and administrative	97,387	77,439	68,609
Research and development	37,493	32,180	27,628
Total costs and expenses	240,630	203,528	181,453

Income from operations	50,879	55,519	46,318

Other income (expense):
Interest income	794	575	635
Interest expense	(1,077)	(1,519)	(2,636)
Other, net	1,909	(115)	(997)
Total other income (expense)	1,626	(1,059)	(2,998)
Income from operations before tax	52,505	54,460	43,320
Income tax provision	16,442	15,854	11,730
Net income	$36,063	$38,606	$31,590

Basic earnings per share	$0.63	$0.69	$0.58
Diluted earnings per share	$0.62	$0.68	$0.57

Weighted average shares outstanding:
Basic	57,010	55,884	54,344
Diluted	57,731	56,628	54,997

See Notes to Consolidated Financial Statements

SHFL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended October 31,
	2013	2012	2011

Net income	$36,063	$38,606	$31,590
Currency translation adjustment	(6,798)	(8,921)	10,270
Total comprehensive income	$29,265	$29,685	$41,860

See Notes to Consolidated Financial Statements

SHFL ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	October 31,
	2013	2012
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$43,031	$24,160
Accounts receivable, net of allowance for bad debts of $394 and $491	45,431	45,708
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $19 and $8	11,709	9,287
Inventories	34,140	21,906
Prepaid income taxes	8,579	4,053
Deferred income taxes	3,417	4,622
Other current assets	8,076	6,901
Total current assets	154,383	116,637
Investment in sales-type leases and notes receivable, net of current portion and net of allowance for bad debts of $17 and $0	9,668	6,310
Products leased and held for lease, net	32,840	34,639
Property and equipment, net	35,010	17,417
Intangible assets, net	57,529	62,836
Goodwill	87,602	84,950
Deferred income taxes	4,330	5,183
Other assets	2,412	3,079
Total assets	$383,774	$331,051
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,437	$6,702
Accrued liabilities and other current liabilities	26,180	22,402
Deferred income taxes	44	16
Customer deposits	3,166	3,383
Income tax payable	5,732	4,179
Deferred revenue	4,508	4,799
Total current liabilities	50,067	41,481
Long-term debt, net of current portion	3,294	1,303
Other long-term liabilities	1,578	2,004
Deferred income taxes	3,366	1,493
Total liabilities	58,305	46,281
Commitments and Contingencies (See Note 13)
Shareholders’ equity:
Common stock, $0.01 par value; 151,368 shares authorized; 56,677 and 55,973 shares issued and outstanding	567	560
Additional paid-in capital	147,185	135,758
Retained earnings	155,507	119,444
Accumulated other comprehensive income	22,210	29,008
Total shareholders’ equity	325,469	284,770
Total liabilities and shareholders’ equity	$383,774	$331,051

See Notes to Consolidated Financial Statements

SHFL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Accumulated	Total
			Additional		Other	Share-
	Common Stock		Paid-in	Retained	Comprehensive	holders’
	Shares	Amount	Capital	Earnings	Income (loss)	Equity
	(In thousands)
Balance, October 31, 2010	53,650	$536	$108,705	$49,248	$27,659	$186,148

Net Income	—	—	—	31,590	—	31,590
Currency translation	—	—	—	—	10,270	10,270
Stock repurchased
Options exercised	507	6	2,485	—	—	2,491
Share-based compensation expense	—	—	3,253	—	—	3,253
Tax effect from share-based compensation	—	—	(137)	—	—	(137)
Issuance of restricted stock	37	—	—	—	—	—
Other	2	—	—	—	—	—
Balance, October 31, 2011	54,196	$542	$114,306	$80,838	$37,929	$233,615

Net Income	—	—	—	38,606	—	38,606
Currency translation	—	—	—	—	(8,921)	(8,921)
Options exercised	1,568	16	16,721	—	—	16,737
Share-based compensation expense	—	—	4,141	—	—	4,141
Tax effect from share-based compensation	—	—	592	—	—	592
Issuance of restricted stock	144	1	(1)	—	—	—
Other	65	1	(1)	—	—	—
Balance, October 31, 2012	55,973	$560	$135,758	$119,444	$29,008	$284,770

Net Income	—	—	—	36,063	—	36,063
Currency translation	—	—	—	—	(6,798)	(6,798)
Options exercised	546	7	5,211	—	—	5,218
Share-based compensation expense	—	—	6,167	—	—	6,167
Tax effect from share-based compensation	—	—	49	—	—	49
Other	158	—	—	—	—	—
Balance, October 31, 2013	56,677	$567	$147,185	$155,507	$22,210	$325,469

See Notes to Consolidated Financial Statements

SHFL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended October 31,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$36,063	$38,606	$31,590
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27,610	25,204	25,135
Amortization of debt issuance costs and debt discount	476	476	476
Share-based compensation	6,076	4,170	3,253
Provision for bad debts	486	163	159
Write-down for inventory obsolescence	222	22	1,065
Loss (gain) on sale of assets	161	344	360
Profit on sale of leased assets	(5,399)	(1,112)	(5,192)
Excess tax benefit from stock option exercises	(1,053)	(1,468)	(829)
Changes in operating assets and liabilities:
Accounts receivable and investment in sales-type leases and notes receivable	(8,903)	(13,962)	(1,349)
Inventories	(13,382)	1,143	2,277
Accounts payable and accrued liabilities	5,627	1,163	(16,400)
Customer deposits and deferred revenue	(284)	748	487
Income taxes	1,653	1,315	2,568
Deferred income taxes	3,652	(965)	5,566
Prepaid income taxes	(4,545)	(776)	3,828
Other current and non-current assets	(1,505)	(3,960)	10,975
Net cash provided by operating activities	46,955	51,111	63,969

Cash flows from investing activities:
Proceeds from sale of assets	—	—	82
Proceeds from sale of leased assets	8,208	2,485	7,402
Payments for products leased and held for lease	(15,731)	(13,625)	(16,596)
Purchases of property and equipment	(19,990)	(8,279)	(3,530)
Purchases of intangible assets	(5,574)	(4,550)	(6,818)
Acquisition of business	(2,120)	(5,500)	(6,499)
Other	(548)	(1,485)	(928)
Net cash used in investing activities	(35,755)	(30,954)	(26,887)

Cash flows from financing activities:
Proceeds from Revolver	10,000	11,000	16,500
Debt payments on Revolver	(8,000)	(48,446)	(44,500)
Proceeds from issuance of common stock, net	5,218	16,737	2,490
Excess tax benefit from stock option exercises	1,053	1,468	829
Other	(57)	(41)	(55)
Net cash provided by (used in) financing activities	8,214	(19,282)	(24,736)

Effect of exchange rate changes on cash	(543)	1,096	(145)

Net increase (decrease) in cash and cash equivalents	18,871	1,971	12,201
Cash and cash equivalents, beginning of year	24,160	22,189	9,988
Cash and cash equivalents, end of year	$43,031	$24,160	$22,189

 See Notes to Consolidated Financial Statements

SHFL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental Disclosures of Cash Flows Information—

	Year Ended October 31,
	2013	2012	2011
	(In thousands)
Non-cash Investing and Financing transactions:
Newton future consideration	$—	$—	$1,033
Noncash additions to property and equipment included in accounts payable	2,126	—	—

Cash paid (received) for:
Income taxes, net of refunds	$15,466	$16,774	$(461)
Interest	$22	$1,049	$2,063

See Notes to Consolidated Financial Statements

SHFL ENTERTAINMENT, INC.

Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business.  Unless the context indicates otherwise, references to “SHFL entertainment, Inc.,” “we,” “us,” “our,” or the “Company,” include SHFL entertainment, Inc. and its consolidated subsidiaries.

We are a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service. We operate in legalized gaming markets across the globe and provide state-of-the-art, value-add products in five distinct segments: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games (“PTG”), which include live table games, side bets and progressives; Electronic Table Systems (“ETS”), which include various e-Table game platforms; Electronic Gaming Machines (“EGM”), which include video slot machines; and our newly introduced iGaming segment, which includes online versions of our specialty table games offered in a free-to-play format and for real money gambling in regulated online markets. Each segment’s activities include the design, development, acquisition, manufacturing, marketing, distribution, installation and servicing of a distinct product line. Our products are manufactured at our headquarters in Las Vegas, Nevada, at our Australian headquarters in Milperra, New South Wales, Australia, as well as outsourced, for certain sub-assemblies in the United States, Europe and Asia.

We lease, license and sell our products. When we lease or license our products, we generally negotiate a month-to-month fixed fee contract or to a lesser extent, we enter into participation arrangements whereby casinos pay a fee to us based on a percentage of net win. When we sell our products, we offer our customers a choice between a sale, a longer-term sales-type lease or other long-term financing. We offer our products worldwide in regulated markets.

Utility. Our Utility segment develops products for licensed casino operators that enhance table game speed, productivity, profitability and security. Utility products include various models of automatic card shufflers to suit specific games, as well as deck checkers and roulette chip sorters. This segment also includes our i-Shoe Auto card reading shoe that gathers data and enables casinos to track table game play and our i-Score baccarat viewer that displays current game results and trends. These products are intended to cost-effectively provide licensed casino operators and other users with data on table game play for security and marketing purposes, which in turn allows them to increase their profitability.

Proprietary Table Games. Our PTG segment consists of proprietary table games that enhance our casino customers’ and other licensed operators’ table game operations. Products in this segment include our internally developed and acquired proprietary table games, side bets, add-ons and progressives. Our proprietary content and features are also added to public domain games such as poker, baccarat, pai gow poker, craps and blackjack table games and to electronic platforms such as Table Master, SHFL FUSION Virtual (formerly Vegas Star) and i-Table.

Electronic Table Systems.  Our ETS segment consists of various products involving popular table game content using e-Table game platforms. Our primary ETS products are i-Table, Table Master, SHFL FUSION Virtual and SHFL FUSION Hybrid Table Games.  Our i-Table platform combines an electronic betting interface with a live dealer and live cards or a live wheel that is designed to improve game speed and security while reducing many operating expenses associated with live tables. Our Table Master and SHFL FUSION Virtual products feature a virtual dealer which enables us to offer table game content in both traditional gaming markets and in markets where live table games are not permitted, such as some racinos, video lottery and arcade markets. Like the i-Table, our SHFL FUSION Hybrid Table Games product enables the automation of certain components of traditional table games such as data collection, placement of bets, collection of losing bets and payment of winning bets combined with live dealer and game outcomes. This automation provides benefits to both casino operators and players, including greater security and faster speed of play. Unlike the i-Table, SHFL FUSION Hybrid Table Games is not confined to a fixed number of seats and can have hundreds of terminals tied to one game outcome.

Electronic Gaming Machines. Our EGM segment develops and delivers our video slot machines into markets including Australia, New Zealand, Asia, Mexico, parts of South America, and most recently, select markets in the United States. We offer a selection of video slot titles developed as stand-alone units or as linked progressive machines. In addition to selling the full EGM complement, we sell software conversion kits that allow existing EGM terminals to be converted to other games that operate on the current PC4 operating platform. Popular titles for our EGMs include Cats Hats & Bats, Eureka Gold Mine 2, 88 Fortunes, Emerald Fortunes and Mahajanga. In addition, we continue to develop a popular range of games utilizing the Pink Panther™ brand, under license from Metro-Goldwyn-Mayer Studios, Inc. We also develop games incorporating features and bonus rounds based on the popular 1960’s animated television series, The FlintstonesTM & © Hanna-Barbera s13.

iGaming.  Our iGaming segment delivers online versions of our specialty table games via our proprietary content delivery platform to online operators. Utilizing cloud-based technology, our platform is designed to deliver our games across multiple channels such as the web, social networks, tablets and smart phones both in free-to-play environments and for real money gambling in regulated online markets. We also license our content to online operators and protect the integrity of our valuable brands by pursuing online operators that infringe upon our intellectual property. Our iGaming segment primarily offers products to our customers through business-to-business (“B2B”) lease, license and participation arrangements.

Merger. On November 25, 2013, the Company was acquired by Bally Technologies, Inc. (“Bally”) and is now an indirect wholly-owned subsidiary of Bally.  Please refer to the subsequent event footnote below for further discussion.

Principles of consolidation. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include all adjustments necessary to fairly present our consolidated results of operations, financial position and cash flows for each period presented.

Our consolidated financial statements include the accounts of SHFL entertainment, Inc. and our wholly-owned domestic and foreign subsidiaries. All inter-company accounts and transactions have been eliminated. We have no unconsolidated subsidiaries.

Use of estimates and assumptions. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) revenue recognition including the assessment of collectability and multiple element arrangements; (2) allowance for doubtful accounts; (3) asset impairments, including determination of the fair value of goodwill and indefinite lived trade names; (4) depreciable lives of assets; (5) useful lives and amortization of intangible assets; (6) income tax valuation allowances and uncertain tax positions; (7) fair value of stock options; and (8) the need for contingency and litigation reserves. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis. Actual results could differ from those estimates.

Concentration of credit risk. Our financial instruments that have potential concentrations of credit risk include cash and cash equivalents, accounts receivable, investments in sales-type leases and notes receivable. We maintain cash balances that exceed federally insured limits; however, we have incurred no losses on such accounts. Accounts receivable, investments in sales-type leases and notes receivable have concentration of credit risk because they all relate to our customers in the gaming industry.  We generally grant customers credit terms for periods of 30 to 90 days or may grant extended credit terms, with interest at prevailing rates.  Notes receivable are generally collateralized by the related equipment sold, although the value of such equipment, if repossessed, may be less than the receivable balance outstanding and the ability to actually repossess the equipment may not always be undisputed or able to be effectively executed.

From time to time, we make significant sales to customers that exceed 10% of our then-outstanding accounts receivable balance. As of October 31, 2013 and 2012, no customer balance exceeded 10% of our net trade accounts receivable. As of October 31, 2013 and 2012 one customer exceeded 10% of our net investment in sales-type lease and notes receivable.  For the fiscal years ended 2013, 2012 and 2011, no individual customer accounted for more than 10% of consolidated revenue.

Inventories.  Inventories are stated at the lower of cost, determined on a first-in-first-out basis, or market.  Cost elements included in work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. We regularly review inventory quantities and update estimates for the net realizable value of inventories. This process includes examining the carrying values of new and used gaming devices, parts and ancillary equipment in comparison to the current fair market values for such equipment (less costs to sell or dispose). Some of the factors involved in this analysis include the overall levels of our inventories, the current and projected sales levels for such products, the projected markets for such products, the costs required to sell the products, including refurbishment costs and importation costs for international shipments and the overall projected demand for products once the next generation of products are scheduled for release.

As a result of our ongoing analysis of inventory, we recognized inventory write-downs of approximately $0.2 million, $0.02 million and $1.1 million for fiscal years 2013, 2012 and 2011, respectively.  Additional valuation charges could occur in the future as a result of changes in the factors listed above.

Products leased and held for lease. Our products are primarily leased to customers pursuant to month-to-month fixed fee contracts and to a lesser extent through participation arrangements whereby casinos pay a fee to us based on a percentage of net win. Products leased and held for lease are stated at cost, net of depreciation. Depreciation on leased products is calculated using the straight-line method over the estimated useful life of three to five years. We provide maintenance of our products on lease as part of our standard lease agreements.

Property and equipment. Property and equipment is stated at cost. Depreciation is recorded using the straight-line method over the estimated useful life or lease terms, if shorter, for leasehold improvements.  Depreciation attributable to manufacturing operations is included in cost of sales and service.  The remaining component of depreciation is included in selling, general and administrative expenses.

We also review these assets for impairment whenever events or circumstances indicate the carrying value may not be recoverable or warrant a revision to the estimated remaining useful life.

Goodwill and other indefinite lived intangible assets. We do not renew or extend the term of our intangible assets. We review our goodwill for impairment annually in October or when circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  The goodwill impairment analysis may start with an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing the qualitative factors, we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if we do not perform a qualitative assessment, we will perform a two-part impairment test.  In the first step, we use a discounted cash flow model (income approach) and the Guideline Public Company Model (market approach) to assess the fair values of our reporting units, which are the same as our operating segments.  These two methodologies are weighted equally to determine the reportable segment fair value.  The fair value of the reporting unit is then compared to the book value of the reporting unit, including its goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired.  If the fair value is less than the book value, we perform a second step to compare the implied fair value of the reporting unit’s goodwill to its book value. The implied fair value of the goodwill is determined based on the estimated fair value of the reporting unit less the fair value of the reporting unit’s identifiable assets and liabilities. We record an impairment charge to the extent that the book value of the reporting unit’s goodwill exceeds its fair value.

Our income approach analysis is based on the present value of two components: the sum of our five-year projected cash flows and a terminal value assuming a long-term growth rate. The cash flow estimates are prepared based on our business plans for each reporting unit, considering historical results and anticipated future performance based on our expectations regarding product introductions and market opportunities. The discount rates used to determine the present value of future cash flows are derived from the weighted average cost of capital of a group of comparable companies with consideration for the size and specific risks of each our reporting units.

As of October 31, 2013 and 2012, our goodwill totaled $87.6 million and $85.0 million, respectively. For the Utility, PTG and EGM reporting units our fiscal 2013 annual goodwill impairment analysis included an assessment of certain qualitative factors including, but not limited to, the results of the prior fiscal year fair value calculation, the movement of our share price and market capitalization, overall financial performance, and macro-economic and industry conditions.  We considered the qualitative factors and weighted the evidence obtained and determined that it is not more likely than not that the fair value of any reporting unit is less than its carrying amount.   In fiscal 2010 we performed the first step test required under previous guidance using an income approach and market approach and the results of that valuation indicated that each of these reporting units’ fair values were significantly higher than their carrying values.  We used a discount rate of 12.5% in the 2010 test and if we had increased the discount rate to 13.5% (all other assumptions held constant) the fair value of each reporting unit would have still exceeded its carrying value by at least 43%.

For the ETS reporting unit for fiscal 2013 we performed the two-part analysis described above.  We used a discount rate of 14.5% and if we had increased the discount rate to 15.5% (all other assumptions held constant) the fair value of the reporting unit would have still exceeded its carrying value by 19%.  In the Guideline Public Company Method we selected moderately lower multiples than the average of our peer companies and applied these multiples to our trailing twelve months revenue, projected fiscal 2014 revenue, and fiscal 2014 earnings before other income (expense), income tax, depreciation, amortization and share based compensation expense (“EBITDA”).  We weighted these multiples according to our judgment regarding the importance of each multiple as an indicator of value.  We also supplemented this market approach with revenue and EBITDA multiples determined from the acquisition by Bally as well as other recent mergers and acquisitions in the gaming supplier industry.

Although we believe the qualitative factors considered in the impairment analysis are reasonable, significant changes in any one of our assumptions could produce a significantly different result.  If our quantitative assumptions do not prove correct or economic conditions affecting future operations change, our goodwill could become impaired and result in a material adverse effect on our results of operations and financial position. For fiscal 2013, 2012 and 2011, we did not have any goodwill impairment loss.

We review the indefinite lived intangible assets for impairment at least annually through an analysis that starts with an assessment of qualitative factors to determine whether it is more likely than not that the fair value of indefinite lived assets are less than their carrying amounts.  If, after assessing the qualitative factors, we determine that it is more likely than not that our indefinite lived intangible assets are less than their carrying amounts, then we perform an impairment test.  The impairment test consists of selecting the relief from royalty model (income approach) to assess the fair value of our indefinite lived intangibles.  If the carrying amount of the indefinite lived intangibles exceeds its fair value, we recognize an impairment loss in an amount equal to that excess.

Our relief from royalty analysis is based on the projected revenue attributable to the asset, expected economic life of the asset, present value of the royalty rate (as a percentage of revenue) that would hypothetically be charged by a licensor of the asset to an unrelated licensee, and the discount rate that reflects the level of risk associated with receiving future cash flows attributable to the asset.  The model estimates are prepared based on our business plans for each trade name, considering historical results and anticipated future performance and market opportunities. The discount rates used to determine the present value of future cash flows would be derived from our weighted average cost of capital adjusted for asset specific premiums (if any).

As of October 31, 2013 and 2012, our indefinite lived intangible assets totaled $22.6 million and $24.5 million, respectively. Our fiscal 2013 annual indefinite lived intangible asset impairment analysis included an assessment of certain qualitative factors including, but not limited to, the results of the prior fiscal year fair value calculation, overall financial performance, and macro-economic and industry conditions.  We considered the qualitative factors and determined that it is not more likely than not that the fair value of the indefinite lived intangible assets are less than their carrying amounts. In fiscal 2011 we performed the quantitative test required under previous guidance using the relief from royalty method and the results of that valuation indicated that the fair values of our indefinite lived intangible assets were significantly higher than their carrying values.  The discount rate used for each trade name was 12.5% for our fiscal 2011.  The pre-tax royalty rate used for each trade name was 4.0% for fiscal 2011.  If we had increased the discount rate to 13.5% (all other assumptions held constant) the fair value of each trade name would have still exceeded its carrying value by at least 57%.

Although we believe the qualitative factors considered in the impairment analysis are reasonable, significant changes in any one of our assumptions could produce a significantly different result. If our assumptions do not prove correct or economic conditions affecting future operations change, our indefinite lived intangible assets could become impaired and result in a material adverse effect on our results of operations and financial position.

For fiscal 2013, 2012 and 2011 we did not have any indefinite lived intangible asset impairment loss.

Other intangible assets. Other intangible assets include intellectual property for games, patents, trademarks, copyrights, licenses, developed technology, customer relationships and non-compete agreements that were purchased separately or acquired in connection with a business combination. All of our significant other intangible assets have finite useful lives and are amortized as the economic benefits of the intangible asset are consumed or otherwise used up. Amortization of customer relationships and non-compete agreements is included in selling, general and administrative expense and the remaining components of amortization are included in cost of sales and service and cost of leases and royalties.

Impairment of long-lived assets. We estimate the useful lives of our long-lived assets, excluding goodwill and indefinite lived intangible assets, based on historical experience, estimates of products’ commercial lives, the likelihood of technological obsolescence and estimates of the duration of commercial viability for patents, licenses and games.

We review our long-lived assets, excluding goodwill and indefinite lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable or warrant a revision to the estimated remaining useful life.  Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business or market price of the long-lived asset, a significant adverse change in legal factors or business climate that could affect the value of a long-lived asset, or a current period operating or cash flow loss combined with a history of operating or cash flow losses.  We group long-lived assets for impairment analysis at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

Recoverability of the carrying amount of long-lived assets is measured by comparing the carrying amount to the estimated future undiscounted net cash flows that the assets are expected to generate. Those cash flows include an estimated terminal value based on a hypothetical sale at the end of the assets’ depreciation period. Estimating these cash flows and terminal values requires management to make judgments about the growth in demand for our products and sustainability of gross margins. If assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.   For fiscal 2013, 2012 and 2011, we did not have any such impairment loss.

Deferred revenue. Deferred revenue consists of amounts collected or billed in excess of recognizable revenue.

Revenue recognition. We recognize revenues when all of the following have been satisfied:

•              persuasive evidence of an arrangement exists;

•              the price to the customer is fixed and determinable;

•              delivery has occurred and any acceptance terms have been fulfilled; and

•              collection is reasonably assured.

Revenues are reported net of incentive rebates and discounts. Amounts billed prior to completing the earnings process are deferred until revenue recognition criteria are met. Our standard sales contracts do not contain right of return provisions and we have not experienced significant sales returns. Therefore we have not recorded an allowance for sales returns.

Product lease and royalty revenue — Lease and royalty revenue is earned from the leasing of our tangible products and the licensing of our intangible products, such as our proprietary table games. When we lease or license our products, we generally negotiate month-to-month fixed fee contracts, or to a lesser extent, enter into participation arrangements whereby casinos pay a fee to us based on a percentage of net win. Lease and royalty revenue commences upon the completed installation of the product. Lease terms are generally cancellable with 30 days’ notice. We recognize revenue from our leases and licenses upon installation of our product on a month-to-month basis.

Product sales and service revenue — We generate sales revenue through the sale of equipment in each product segment, including sales revenue from sales-type leases and the sale of lifetime licenses for our proprietary table games. Our credit sales terms are primarily 30 to 90 days. Financing for intangible property and sales-type leases for tangible property have payment terms ranging generally from 24 to 36 months and are usually interest-bearing at market interest rates. Revenue from the sale of equipment is recorded in accordance with the contractual shipping terms. Products placed with customers on a trial basis are not recognized as revenue until the trial period ends, the customer accepts the product and all other relevant criteria have been met. If a customer purchases existing leased equipment, revenue is recorded on the effective date of the purchase agreement. Revenue on service and warranty contracts is recognized as the services are provided over the term of the contracts. Revenue from the sale of lifetime licenses or settlements with online operators, under which we have no continuing obligation, is recorded on the effective date of the license or settlement agreement.

Multiple element arrangements — Some of our revenue arrangements contain multiple deliverables, such as a product sale combined with a service element or the delivery of a future product. We allocate revenues among multiple deliverables in a multi-element arrangement, based on relative selling prices. In order of preference, relative selling prices will be estimated based on vendor specific objective evidence (“VSOE”), third-party evidence (“TPE”), or management’s best estimate of selling price (“BESP”).

When VSOE or TPE is not available, BESP is the amount we would sell the product or service for individually. The determination of BESP is made based on our normal pricing and discounting practices, which consider multiple factors, such as market conditions, competitive landscape, internal costs and profit objectives. Revenues allocated to future performance obligations elements are deferred and will be recognized upon delivery and customer acceptance.

Income taxes. We record deferred tax assets and liabilities based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the fiscal year in which the differences are expected to reverse.  We reduce deferred tax assets by a valuation allowance when it is more likely than not that some or all of the deferred tax assets will not be realized.

Our provision for income taxes includes interest and penalties related to uncertain tax positions. We only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Share based compensation.  We measure and recognize all share-based compensation, including restricted shares and share-based awards to employees, under the fair value method.  We measure the fair value of option awards using the Black-Scholes model, restricted shares using the grant date fair value of the stock and restricted shares with market-based conditions using a Monte-Carlo model.

Compensation is attributed to the periods of associated service and such expense is recognized on a straight-line basis over the vesting period of the awards. Forfeitures are estimated at the time of grant, with such estimate updated when the expected forfeiture rate changes.

In addition, the excess tax benefit from stock-option exercises—tax deductions in excess of compensation cost recognized—is classified as a financing activity.

Contingencies. We assess our exposures to loss contingencies and provide for an exposure if it is judged to be probable and reasonably estimable. If the actual loss from a contingency differs from our estimate, there could be a material impact on our results of operations or financial position. Operating expenses, including legal fees, associated with contingencies are expensed when incurred.

Advertising costs. We expense advertising and promotional costs as incurred, which totaled approximately $4.7 million, $3.4 million and $3.0 million, for the fiscal years ended October 31, 2013, 2012 and 2011, respectively.

Research and development costs. We incur research and development costs to develop our new and next-generation products. Our products reach technological feasibility shortly before the products are released and therefore R&D costs are expensed as incurred. Employee related costs associated with product development are included in R&D costs.

Foreign currency translation. Our foreign subsidiaries’ asset and liability accounts are translated into U.S. dollar amounts at the exchange rate in effect at the balance sheet date. Foreign exchange translation adjustments are recorded as a separate component of shareholders’ equity. Revenue and expense accounts are translated at the average monthly exchange rates.  Inter-company trade balances, which we anticipate to settle in the foreseeable future, result in foreign currency gains and losses which are included in other expenses in our consolidated statements of operations.  Transaction gains and losses are included in other expense in our consolidated statements of operations.

Cash and cash equivalents. Cash and cash equivalents include short-term investments with maturities of three months or less from their date of purchase. We maintain cash balances that exceed federally insured limits; however, we have incurred no losses on such accounts. Cash and cash equivalents at our foreign subsidiaries were $39.9 million as of October 31, 2013 and $22.5 million as of October 31, 2012 for which we currently plan to reinvest.  We regularly evaluate our cash position in each territory and look for ways to efficiently deploy capital to markets where it is most needed.

Receivables, allowance for doubtful accounts and credit quality of financing receivables.  Accounts receivable is stated at face value less an allowance for doubtful accounts. We generally grant customers credit terms for periods of 30 to 90 days. Our investment in sales-type lease receivables is comprised of contracts. These contracts include extended payment terms granted to qualifying customers generally for periods from one to three years and are secured by the related products sold.

We evaluate the credit quality of the receivables and establish an allowance for doubtful accounts based primarily upon collection history, using a combination of factors including, but not limited to, customer collection experience, economic conditions, and the customer’s financial condition. In addition to specific account identification, we utilize historic collection experience, where applicable, to establish an allowance for doubtful accounts receivable. A specific reserve is allocated when collectability becomes uncertain due to events and circumstances, such as bankruptcy and tax or legal issues that cause an adverse change in a customer’s cash flows or financial condition. Accounts placed on reserve are evaluated for probability of collection, which is used to determine the amount of the specific reserve. All changes in the net carrying amount of our contracts are recorded as adjustments to bad debt expense. The allowance for doubtful accounts related to accounts receivable as of October 31, 2013 and October 31, 2012 was $0.4 million and $0.5 million, respectively. The allowance for doubtful accounts related to investment in sales-type leases and notes receivable as of October 31, 2013 and October 31, 2012 was approximately $0.02 million and $0.01 million, respectively.

Uncollectible contracts are written off when it is determined that there is minimal chance of any kind of recovery, such as a customer property closure, bankruptcy restructuring or finalization, or other conditions that severely impact a customer’s ability to repay amounts owed.

Fair value measurement. The Company applies fair value accounting for all financial instruments and non-financial instruments that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.   When determining the fair value measurements for financial instruments, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1:	Quoted prices for identical instruments in active markets.
Level 2:

Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires us to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. For some products or in certain market conditions, observable inputs may not be available.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

See Note 2 for further discussions of the valuations of certain of our financial instruments.

Recently issued accounting standards or updates — adopted

In the current fiscal year, we adopted an Accounting Standards Update (“ASU”) which requires other comprehensive income to be presented with net income in one continuous statement or in a separate statement consecutively following net income. We adopted the ASU as of November 1, 2012 and chose to present comprehensive income in a separate Consolidated Statement of Comprehensive Income.

Recently issued accounting standards or updates — not yet adopted

In March 2013, the Financial Accounting Standards Board (“FASB”) issued an ASU requiring the release of cumulative translation adjustment into net income when an entity either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a foreign subsidiary. This ASU will be effective prospectively for our fiscal 2015 first quarter and is not expected to have a material impact on our financial statements.

2. FINANCIAL INSTRUMENTS

Fair value disclosures of financial instruments. As discussed in Note 1, we utilize a three level hierarchy that defines the assumptions used to measure certain assets and liabilities at fair value.

Cash and cash equivalents, accounts receivable, the current portion of our investment in sales-type leases and notes receivable are not presented in the table below as their carrying value approximates fair value due to their short term nature.  It is impracticable to estimate the fair value of the long-term portion of our investment in sales-type leases and notes receivable as it is comprised of many insignificant balances, customers with different credit profiles and various interest rates.  As of October 31, 2013 our investment in sales-type leases and notes receivable had an approximate 5.5% effective interest rate and an approximate 2 year average maturity.

As of October 31, 2012, there was no amount drawn under our Revolver.  The fair value of our Revolver as of October 31, 2013 has been calculated based on market borrowing rates available as of October 31, 2013 for debt with similar terms and maturities. The following table provides the fair value measurement information about the Company’s long-term debt as of October 31, 2013.

	Carrying Value	Fair Value	Fair Value
	October 31, 2013	October 31, 2013	Hierarchy

Revolver	$2,000	$2,000	Level 2
Total	$2,000	$2,000

3. RECEIVABLES AND INVESTMENTS IN SALES-TYPE LEASES

	October 31,
	2013	2012
	(In thousands)
Investment in sales-type leases and notes receivable, net:
Minimum sales-type lease payments	$21,207	$15,739
Notes receivable - table game lifetime licenses	1,385	439
Sub-total sales-type leases and notes receivable	22,592	16,178

Less: interest sales-type leases	(1,179)	(560)
Less: deferred service revenue	—	(13)
Less: allowance for bad debts	(36)	(8)

Investment in sales-type leases and notes receivable, net	21,377	15,597

Less: current portion sales-type leases	(11,306)	(8,848)
Less: current portion notes receivable - table game licenses	(403)	(439)

Long-term portion investment in sales-type leases and notes receivable	$9,668	$6,310

We maintain allowances for bad debts for estimated credit losses that result from the inability of our customers to make required payments. The allowances for bad debts are estimated based on historical experience and specific customer collection issues.

Sales-type leases are interest-bearing at fixed market interest rates, require monthly installment payments over periods ranging generally from 24 to 36 months and may contain bargain purchase options. Notes receivable include financing arrangements for sales of lifetime licenses. Amounts are interest-bearing at fixed market interest rates and require monthly installments ranging generally from 24 to 36 months.

Future minimum lease payments (principal, deferred revenue and interest) to be received for both sales-type leases and notes receivable are as follows:

	October 31,
	2014	2015	2016	2017	2018	Total
	(In thousands)
Investment in sales-type leases and notes receivable, net:
Future sales-type lease payments	$12,416	$5,308	$2,667	$515	$301	$21,207
Notes receivable - table game licenses	446	427	390	122	—	1,385
Sub-total sales-type leases and notes receivable	12,862	5,735	3,057	637	301	22,592

Less: interest sales-type leases	(1,134)	(31)	(13)	(1)	—	(1,179)
Less: allowance for bad debts	(19)	(17)	—	—	—	(36)
Investment in sales-type leases and notes receivable, net	$11,709	$5,687	$3,044	$636	$301	$21,377

4. OTHER BALANCE SHEET DATA

The following provides additional disclosure for selected balance sheet accounts as of October 31:

	October 31,
	2013	2012
	(In thousands)
Inventories:
Raw materials and component parts	$17,304	$11,309
Work-in-process	4,747	3,478
Finished goods	12,089	7,119
Total	$34,140	$21,906

	October 31,
	2013	2012
	(In thousands)
Products leased and held for lease:
Utility	$54,126	$51,269
Less: accumulated depreciation	(38,159)	(35,371)
Utility, net	15,967	15,898

Proprietary Table Games	9,451	9,004
Less: accumulated depreciation	(5,009)	(4,429)
Proprietary Table Games, net	4,442	4,575

Electronic Table Systems	26,605	28,122
Less: accumulated depreciation	(18,391)	(15,988)
Electronic Table Systems, net	8,214	12,134

Electronic Gaming Machines	6,517	2,876
Less: accumulated depreciation	(2,300)	(844)
Electronic Gaming Machines, net	4,217	2,032

Total, net	$32,840	$34,639

		October 31,
	Useful lives	2013	2012
	(In years)	(In thousands)
Property and equipment:
Land		$4,279	$4,410
Building	30 - 40	14,884	4,066
Leasehold improvements	10	788	6,150
Office furniture and fixtures	3 - 5	12,518	6,106
Computer Software	3 - 5	11,210	9,768
Production equipment and other	5	8,601	6,805
Total		52,280	37,305
Less: accumulated depreciation		(17,270)	(19,888)
Property and equipment, net		$35,010	$17,417

Depreciation expense is primarily comprised of depreciation associated with products leased and held for lease and to a lesser extent depreciation of property, plant and equipment.  Depreciation is recorded using the straight-line method over the estimated useful life or lease terms, if shorter, for leasehold improvements.  Depreciation attributable to manufacturing operations is included in cost of sales and service.  The remaining component of depreciation is included in selling, general and administrative expenses.  Depreciation expense was $19.4 million, $16.2 million and $15.1 million for fiscal 2013, 2012 and 2011, respectively.

	October 31,
	2013	2012
	(In thousands)
Other current assets:
Prepaid expenses	$4,929	$3,772
Other receivables	2,237	1,707
Other	910	1,422
Total	$8,076	$6,901

	October 31,
	2013	2012
	(In thousands)
Accrued liabilities and other current liabilities:
Accrued compensation	$18,284	$15,158
Accrued taxes	2,346	2,743
Other accrued liabilities	5,550	4,501
Total	$26,180	$22,402

5. INTANGIBLE ASSETS AND GOODWILL

Amortizable intangible assets.  All of our recorded intangible assets, excluding goodwill and the Stargames and CARD tradenames, are subject to amortization. We amortize our intangible assets as the economic benefits of the intangible asset are consumed or otherwise used up. Amortization expense was $8.2 million, $9.0 million and $10.1 million for fiscal 2013, 2012 and 2011, respectively. Amortization expenses are included in cost of leases and royalties and cost of sales and service, except for customer relationships which are included in selling, general and administrative expenses.

Amortizable intangible assets are comprised of the following as of October 31:

	Weighted Average	October 31,
	Useful Life	2013	2012
		(In thousands)
Amortizable intangible assets:

Patents, games and products	10 years	$69,131	$67,174
Less: accumulated amortization		(57,678)	(53,182)
		11,453	13,992
Customer relationships	10 years	25,430	26,623
Less: accumulated amortization		(16,999)	(15,197)
		8,431	11,426
Licenses and other	6 years	27,433	22,935
Less: accumulated amortization		(12,410)	(10,024)
		15,023	12,911

Total		$34,907	$38,329

Acquired Intangible Assets. In the current fiscal year, we acquired certain intangible assets, primarily related to the licensing of our internet poker platform to be used in our iGaming segment and we extended licensing agreements to be used in our EGM segment. We recorded $4.5 million within licenses and other with a weighted-average amortization period of 8 years. Total intangible assets acquired for the fiscal year ended October 31, 2013 are being amortized over a weighted-average useful life of approximately 8 years.

Estimated amortization expense related to recorded finite lived intangible assets is as follows:

Year ending October 31,	(In thousands)
2014	$8,339
2015	7,869
2016	6,092
2017	5,112
2018	3,331
Thereafter	4,164
$34,907

Tradenames.  Intangibles with an indefinite life, consisting of the Stargames and CARD tradenames, are not amortized and were $22.6 million and $24.5 million as of October 31, 2013 and 2012.

We performed our annual indefinite lived intangible asset analysis of our Stargames and CARD tradenames in October 2013 on indefinite lived intangible asset impairment.  This analysis included an assessment of qualitative factors to determine whether it is more likely than not that the fair value of our indefinite lived intangible assets are less than their carrying amounts.  The impairment analysis involves an assessment of certain factors including, but not limited to, the results of the prior fiscal year fair value calculation, overall financial performance, and macro-economic and industry conditions. This assessment includes the determination of the likely effect of each factor on the fair value of the Stargames and CARD tradenames.  Although we believe the factors considered in the impairment analysis are reasonable, significant changes in any one of our assumptions could produce a significantly different result.  As of October 31, 2013 and 2012, based upon the results of the analysis, we concluded the Stargames and CARD tradenames were not impaired.

Goodwill.  All of our goodwill originated from the acquisitions of subsidiaries and other acquisitions of table games or intellectual property, which were accounted for in accordance with the business combination guidance.  Goodwill has been allocated to the reporting units upon acquisition. Changes in the carrying amount of goodwill as of October 31, 2013, are as follows:

Activity by Segment As Of And For The Years		Proprietary	Electronic	Electronic
Ended October 31,	Utility	Table Games	Table Systems	Gaming Machines	Total
	(In thousands)
2012

Goodwill	$48,818	$10,253	$35,328	$13,130	$107,529
Accumulated impairments	—	—	(22,137)	—	(22,137)
	48,818	10,253	13,191	13,130	85,392
Foreign currency translation adjustment	(3,468)	—	(466)	(463)	(4,397)
Acquisition	—	3,000	—	—	3,000
Other	—	955	—	—	955
	$45,350	$14,208	$12,725	$12,667	$84,950

2013
Goodwill	$45,350	$14,208	$34,862	$12,667	$107,087
Accumulated impairments			(22,137)		(22,137)
	45,350	14,208	12,725	12,667	84,950
Foreign currency translation adjustment	1,554		(1,053)	(1,048)	(547)
Acquisition				2,650	2,650
Other		549			549
	$46,904	$14,757	$11,672	$14,269	$87,602

The $2.7 million of additional goodwill in our EGM segment relates to the acquisition of ProTec Games, Inc. (“ProTec”), a computer-based content provider for casino slot games, table games and online video games to develop graphical assets and perform software development and testing primarily for our EGM machines.

The $0.5 million of additional goodwill in our PTG segment relates to our acquisition of certain assets from Bet Technology, Inc. (“BTI”) in 2004.  In 2004, we recorded an initial estimated liability of $7.6 million for contingent installment payments computed as the excess fair value of the acquired assets over the fixed installments and other direct costs.  In November 2004, we began paying monthly note installments based on a percentage of certain revenue from BTI games for a period of up to ten years, not to exceed $12.0 million.  The final principal and interest payment related to our initial estimated liability of $7.6 million was paid in February 2009 and all payments made subsequently have been recorded as additional goodwill.  As of October 31, 2013, we have paid the $12.0 million maximum amount.

6. DEBT

Debt consisted of the following:

	October 31,
	2013	2012
	(In thousands)
Revolver	$2,000	$—
Other long term debt	1,294	1,303
Total debt	3,294	1,303
Total long-term debt	$3,294	$1,303

$200.0 million senior secured revolving credit facility. On October 29, 2010, we entered into a senior secured credit agreement (the “Senior Secured Revolving Credit Facility”) with Wells Fargo Securities, LLC and Banc of America Securities LLC, as joint lead arrangers and joint lead bookrunners, Bank of America, N.A. as syndication agent and Union Bank, N.A. as documentation agent. The Senior Secured Revolving Credit Facility provides for senior secured credit facilities in an aggregate principal amount of $200.0 million consisting of a 5-year revolving credit facility (the “Revolver”) in an aggregate principal amount of $200.0 million with a sub-facility for letters of credit of $25.0 million, a sub-facility for multicurrency borrowings in Euros, Australian dollars and Canadian dollars of $25.0 million, and a sub-facility for swing line loans of $20.0 million, each on customary terms and conditions. The Senior Secured Revolving Credit Facility includes an option to increase the Revolver to $300.0 million, which would require syndication approval.

Loans under the Revolver (other than Swing Line Loans, as defined) bear interest based on the Base Rate, as defined, or LIBOR, as elected by us. Base Rate interest is calculated at the Base Rate plus the applicable margin and the Base Rate is the highest of:

•                  the Federal Funds Rate plus .50%;

•                  the prime commercial lending rate of the Administrative Agent, as defined; and

•                  the one month LIBOR rate for such day plus 2.00%.

Swing Line Loans bear interest at the Base Rate plus the applicable margin. Borrowings under the Revolver may be used for working capital, capital expenditures and general corporate purposes (including share repurchases).

As of October 31, 2013, the amount drawn under the Revolver was $2.0 million and after considering restrictive financial covenants under the Senior Secured Revolving Credit Facility, we had approximately $198.0 million of available remaining credit under the Revolver. The Revolver matures on October 29, 2015.

On May 31, 2012, the Senior Secured Revolving Credit Facility was amended to clarify and define certain restrictive covenants.

On November 25, 2013, the Senior Secured Revolving Credit Facility was paid in full and cancelled in connection with the acquisition by Bally.

Covenants. Our Senior Secured Revolving Credit Facility contains three financial maintenance covenants requiring us to maintain a Total Leverage Ratio, as defined therein, of not more than 3.75 to 1.0, a Senior Leverage Ratio, as defined therein, of not more than 3.0 to 1.0 until October 31, 2013 and not more than 2.75 to 1.00 after October 31, 2013 and Interest Expense Coverage Ratio, as defined therein, in excess of 3.0 to 1.0 at the end of any fiscal quarter. As of October 31, 2013, our Total Leverage Ratio, Senior Leverage Ratio and Interest Expense Coverage Ratio were 0.04 to 1.0, 0.02 to 1.0 and 144.1 to 1.0, respectively

The Senior Secured Revolving Credit Facility also contains customary affirmative and negative covenants for transactions of this nature, including but not limited to restrictions and limitations on the following:

•                  Incurrence of indebtedness;

•                  Granting of incurrence of liens;

•                  Asset dispositions

•                  Mergers, acquisitions;

•                  Investments;

•                  Distributions, redemptions;

•                  Change in business;

•                  Payments of indebtedness;

•                  Adopt or institute pension plan;

•                  Transactions with affiliates;

•                  Accounting changes;

•                  Rate contracts;

•                  Amendment of material documents;

•                  Restrictive agreements;

•                  Joint ventures;

•                  Investments by the loan parties in each other;

•                  Deposit accounts; and

•                  Capital expenditures.

Guarantors and collateral. The Revolver obligations under our Senior Secured Revolving Credit Facility are guaranteed by each existing and future wholly-owned domestic subsidiary of ours that is not an immaterial subsidiary and are secured by a first priority lien on substantially all of our and our guarantors’ assets.  If loans are ever made pursuant to our Incremental Facility, such loans would share such collateral equally and ratably with our Revolver.

Debt issuance costs. Total debt issuance costs incurred with the issuance of long-term debt are capitalized and amortized as interest expense using the straight-line method which approximates the effective interest method. For fiscal 2013, 2012 and 2011, amortization of debt issuance costs was $0.5 million for each fiscal year. The unamortized debt issuance costs were $1.0 million and $1.4 million as of October 31, 2013 and 2012, respectively. The unamortized portion of the debt issuance costs are expected to be recognized over a period of 2.0 years.

Maturities of Debt

Maturities of our debt for the five fiscal years ending subsequent to October 31, 2013 are as follows:

October 31,	(In thousands)
2014	$—
2015	2,000
2016	252
2017	282
2018	295
Thereafter	465
$3,294

7. SHARE-BASED COMPENSATION

Share-based award plans.  In December 2012, our board of directors adopted and, in March 2013, our shareholders approved the 2012 Stock Incentive Plan (the “2012 Plan”). The approved plan replaced all previous plans. The 2012 Plan included 6.7 million new awards available for grant as well as the shares available for grant or subject to outstanding awards under the prior plans.

The 2012 Plan includes a variety of forms of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents. Stock options may not be granted at an exercise price less than the market value of our common stock on the date of grant. Each share issued in connection with an award granted, other than stock options and stock appreciation rights, will be counted against the 2012 Plan’s share reserve as 1.67 shares for every one share issued in connection with such award (and shall be counted as 1.67 shares for each one share that is returned or deemed not to have been issued from the 2012 Plan). Any shares covered by an award which is forfeited, canceled or expired shall be deemed not to have been issued for purposes of determining the maximum number of shares which may be issued under the 2012 Plan. As of October 31, 2013, under the 2012 Plan, there were 7.5 million shares available for grant.

A summary of option activity under shared-based incentive awards for fiscal 2013 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
	(In thousands, except per share amount)
Outstanding at November 1, 2012	3,010	$14.68
Granted	532	13.18
Exercised	(546)	9.56
Forfeited	(37)	11.42
Expired	(439)	26.19

Outstanding at October 31, 2013	2,520	$13.52	6.1	$26,872

Fully vested and expected to vest at October 31, 2013	2,492	$13.53	6.1	$26,580

Exercisable at October 31, 2013	1,423	$14.67	4.5	$14,627

The weighted average grant date fair value of stock options granted during the fiscal years ended October 31, 2013, 2012 and 2011, was $6.56, $6.26 and $5.64, respectively. The total intrinsic value of the stock options exercised for the fiscal years ended October 31, 2013, 2012 and 2011, was $4.5 million, $6.8 million and $2.8, respectively.

During fiscal years ended 2013, 2012 and 2011, 0.5 million, 1.6 million, and 0.5 million options were exercised, respectively. For fiscal 2013, 2012 and 2011, the tax effect/benefit from stock option exercises affected our deferred tax asset or income tax payable as well as our additional paid-in capital by an equal amount and had no effect on our income tax provision. As of October 31, 2013, there was a total of $4.8 million of unamortized compensation related to stock options, which expense is expected to be recognized over a weighted-average period of 1.7 years.

During the fiscal years ended 2013, 2012 and 2011, we granted 0.5 million, 0.4 million and 0.6 million stock options, respectively, with a grant date fair value of $3.5 million, $2.8 million and $3.2 million, respectively.

Option valuation models require the input of certain assumptions and changes in assumptions used can materially affect the fair value estimate. Expected volatility is based on the historical volatility of our common stock. Expected term represents the estimated weighted-average time between grant date and its exercise date and is based on historical factors. Expected dividend yield is based on our expectation that dividends will not be paid within the average expected life of existing options. Risk-free interest rate is based on U.S. Treasury rates appropriate for the expected term. We estimate the fair value of each stock option award on the grant date using the Black-Scholes valuation model incorporating the weighted-average assumptions noted in the following table:

	Year ended October 31,
	2013	2012	2011
Option valuation assumptions:
Expected dividend yield	None	None	None
Expected volatility	63.1%	64.8%	64.7%
Risk-free interest rate	0.6%	0.7%	1.7%
Expected term	4.4 years	4.5 years	4.4 years

A summary of activity related to restricted stock for the fiscal year ended October 31, 2013 is presented below:

		Weighted
		Average	Remaining	Aggregate
		Grant-Date	Vesting	Intrinsic
	Shares	Fair Value	Period	Value
	(In thousands, except per share amount)
Nonvested at November 1, 2012	652	$11.79
Granted	415	14.88
Vested	(227)	12.07
Forfeited	(24)	12.61

Nonvested at October 31, 2013	816	$13.26	1.3	$18,919

Expected to vest	794	$13.23	1.3	$18,407

During the fiscal years ended 2013, 2012 and 2011, we issued 0.4 million, 0.5 million and 0.3 million shares of restricted stock, respectively, with an aggregate fair value of $6.2 million, $5.7 million and $3.8 million, respectively. The weighted average grant date fair value of non-vested shares granted during the fiscal years ended October 31, 2013, 2012 and 2011 was $14.88, $12.36and $11.18, respectively. The total value of each restricted stock grant, based on the fair market value of the stock on the date of grant, is amortized to compensation expense over the related vesting period.

In the current fiscal year certain restricted stock awards containing market-based conditions were issued. The market-based conditions affect the number of shares to vest, which varies based on the Company’s stock price compared to several peers and competitors. For restricted stock subject to market-based conditions, the Company uses a Monte-Carlo simulation pricing model to determine the grant date fair value. The Monte-Carlo simulation pricing model takes into account the same input assumptions as the Black-Scholes model; however, it also further incorporates into the fair value determination the possibility that the market condition may not be satisfied and impact of the possible differing stock price paths. The following assumptions were used in the Monte-Carlo pricing model:

Year Ended October 31,
2013
Monte-Carlo valuation assumptions:
Expected dividend yield	None
Expected volatility	43.5
Risk-free interest rate	0.4%
Expected term	2.8

As of October 31, 2013, there was $7.7 million of unamortized compensation expense related to restricted stock, which is expected to be recognized over a weighted-average period of 1.7 years.

Recognition of compensation expense.  The following table shows information about compensation costs recognized for the fiscal years ended October 31:

	Year Ended October 31,
	2013	2012	2011
	(In thousands)
Compensation costs:
Stock options	$2,329	$1,815	$1,995
Restricted stock	3,747	2,355	1,258
Total compensation cost	$6,076	$4,170	$3,253
Related tax benefit	$(2,135)	$(1,489)	$(1,100)

8. SHAREHOLDERS’ EQUITY

Common stock repurchases.  Our board of directors periodically authorizes us to repurchase shares of our common stock.  As of October 31, 2013, $21.1 million remained outstanding under our board authorization.  We cancel shares that are repurchased.  No shares were repurchased in fiscal 2013.

Tax effect from stock option exercises.  For fiscal 2013, 2012 and 2011, the tax effect/benefit from stock option exercises affected our deferred tax asset and income tax payable as well as our additional paid-in capital by an equal amount and had no effect on our income tax provision.

9. EMPLOYEE BENEFIT PLANS

U.S. defined contribution plan.  We sponsor a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code and covers United States employees who meet certain age and service requirements. We may make matching contributions to the plan based on a percentage of employee compensation and actual contributions. For fiscal 2013, 2012 and 2011, we elected to make matching contributions of 50% of employee contributions up to 6% of compensation, which was $0.8 million, $0.6 million and $0.5 million, respectively.

Austrian pension commitments. In April and May 2004, we formalized our defined contribution pension agreements with certain Austrian employees. We pay contributions to an external pension fund administered by ÖPAG Pensionskassen AG. Aggregate pension expense relating to our Austrian agreements for fiscal 2013, 2012 and 2011 were $0.06 million, $0.03 million and $0.08 million, respectively.

10. OTHER INCOME (EXPENSE)

	Year Ended October 31,
	2013	2012	2011
	(In thousands)
Other income (expense):
Interest income	$794	$575	$635
Interest expense	(1,077)	(1,519)	(2,636)
Other, net	1,909	(115)	(997)
Total other income (expense)	$1,626	$(1,059)	$(2,998)

Interest income relates primarily to our investment in sales-type leases, notes receivable portfolio and cash on hand. Interest expense for fiscal 2013, 2012, and 2011 primarily relates to interest on our Revolver. For fiscal 2013, 2012 and 2011 amortization of debt issuance costs of $0.5 million in each year related to our Revolver.

Other, net primarily relates to foreign currency gains or losses caused by fluctuations of the U.S. dollar, the Euro and the Australian dollar. Net foreign currency gain of $2.0 million, net currency gain of $0.03 million and net foreign currency loss of $0.9 million were recognized in fiscal 2013, 2012 and 2011, respectively. Our foreign subsidiaries engage in activities with us and certain customers in U.S. dollar and other foreign denominated contracts.

11. INCOME TAXES

The following is a summary of income before taxes of the United States and foreign operations for the fiscal years ended October 31:

	Year Ended October 31,
	2013	2012	2011
	(In thousands)

US	$16,626	$26,336	$22,885
Foreign	35,879	28,124	20,435
Total	52,505	54,460	43,320

The components of the provision for income taxes from continuing operations were as follows for the fiscal years ended October 31:

	Year Ended October 31,
	2013	2012	2011
	(In thousands)
Current:
Federal	$3,031	$7,522	$1,845
State	204	1,189	729
Foreign	11,274	8,933	3,290
	14,509	17,644	5,864
Deferred:
Federal	2,977	(1,267)	3,693
State	127	(61)	(84)
Foreign	(1,171)	(462)	2,257
	1,933	(1,790)	5,866
Total	$16,442	$15,854	$11,730

The provision for income taxes differs from the amount computed using the statutory United States Federal income tax rate as follows for the fiscal years ended October 31:

	Year Ended October 31,
	2013	2012	2011

Federal income tax at the statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	1.0%	0.9%	1.8%
Foreign and U.S. tax rate differential	(5.7)%	(3.7)%	(2.7)%
Interest expense	(2.1)%	(1.9)%	(2.5)%
Foreign income inclusion	2.2%	0.8%	0.3%
Nondeductible transaction costs	3.3%	0.0%	0.0%
Tax credits	(5.0)%	(3.3)%	(5.0)%
Withholding tax	1.1%	1.3%	1.6%
Other	1.5%	0.0%	(1.4)%
Effective tax rate	31.3%	29.1%	27.1%

Deferred tax assets and liabilities consisted of the following as of October 31:

	Year Ended October 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Inventories	$1,606	$1,766
Employee benefits	2,893	2,939
Deferred Revenue	1,022	1,122
Stock-based compensation	4,039	5,201
Foreign net operating loss carryforward	5,052	4,893
Intangible assets	4,246	3,478
Other	1,565	2,189
Total gross deferred tax assets	20,423	21,588
Less: valuation allowance	(2,178)	(1,845)
Deferred tax assets	18,245	19,743

Deferred tax liabilities:
Intangible assets	8,706	7,319
Fixed assets	3,526	2,852
Other	1,676	1,276
Total gross deferred tax liabilities	13,908	11,447

Net deferred tax assets	$4,337	$8,296

As of October 31, 2013 and 2012, we have income tax net operating loss carryforwards related to our international operations of approximately $20.6 million and $18.6, respectively, which have an indefinite life.  As of October 31, 2013 and 2012, there were valuation allowances of $2.2 million and $1.8 million, respectively, provided on foreign net operating loss carryforwards and other foreign deferred tax assets, as the Company believes these assets do not meet the “more likely than not” criteria for recognition.

We have not provided United States Federal income tax on $75.1 million of undistributed earnings of our foreign subsidiaries.  We intend to permanently reinvest such earnings outside the United States.  Upon distribution of these earnings in the form of dividends or capital gains, we would be subject to the United States income tax net of applicable foreign tax credits. In addition, such distributions would be subject to withholding taxes in the various tax jurisdictions.  Determination of the amount of unrecognized deferred United States income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended October 31,
	2013	2012	2011
	(In thousands)
Balance at beginning of year	$428	$1,200	$1,124
Increases related to prior year tax positions	81	21	37
Decreases related to prior year tax positions	(20)	—	—
Increases related to current year tax positions	144	76	103
Reductions for settlements with taxing authorities	(196)	—	—
Reductions due to lapse of statutes of limitations	(117)	(869)	(64)
Balance at year end	$320	$428	$1,200

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $0.3 million and $0.4 million as of October 31, 2013 and 2012, respectively.   No significant increases or decreases in unrecognized tax benefit are expected within the next 12 months.

We have a policy of recognizing interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statement of operations and within the related tax liability line in the consolidated balance sheet.  For the fiscal year ended October 31, 2013, we recognized a benefit of $0.02 million related to interest and penalties in our consolidated statement of operations.  For the fiscal year ended October 31, 2012, we recognized a benefit of $0.1 million related to interest and penalties in our consolidated statement of operations.  Our total accrued interest and a penalty as of October 31, 2013 and 2012 was $0.01 million and $0.03 million, respectively.

We filed numerous consolidated and separate income tax returns in the United States federal jurisdiction and in many state and foreign jurisdictions.  With few exceptions, we are no longer subject to United States federal, state and local, or foreign income tax examinations for fiscal years before 2010.

12. OPERATING SEGMENTS

We report segment information based on the “management approach.” The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of our reportable segments.

See Note 1 for a detailed discussion of our five segments. Each segment’s activities include the design, development, acquisition, manufacturing, marketing, distribution, installation and servicing of its product lines. We evaluate the performance of our operating segments based on revenue, gross profit (loss) and operating income (loss).

Segment revenues include leasing, licensing, or selling of products within each reportable segment. Segment operating income (loss) includes net revenues attributable to third parties and expenses directly and indirectly associated with the product lines included in each segment. Cost of sales and service and cost of leases and royalties primarily include the cost of products sold, depreciation of leased assets, amortization of product-related intangible assets, service, manufacturing overhead, shipping and installation.  Indirect operating expenses include other costs directly identified with each segment, such as research and development, product approval costs, product-related litigation expenses, amortization of patents and other product-related intellectual property, sales commissions and other directly-allocable sales expenses.  Capital expenditures include amounts reported in our consolidated statements of cash flows for purchases of leased products, property and equipment and intangible assets plus the financed or non-cash portion of these purchases which is excluded from cash flows.

Operating income (loss) for each segment excludes other income and expense, income taxes and certain expenses that are managed outside of the operating segments.

The amounts classified as unallocated corporate expenses consist primarily of costs related to overall corporate management and support functions. These include costs related to executive management, accounting and finance, general sales support, legal and compliance costs, office expenses and other amounts for which allocation to specific segments is not practicable. Segment assets exclude corporate assets.

Assets are allocated to each segment according to the benefits received by the respective segment.  Unallocated corporate assets are primarily comprised of cash and cash equivalents, property and equipment including land, buildings and leasehold improvements, prepaid income taxes, and deferred financing costs.

The following provides financial information concerning our reportable segments of our continuing operations for the fiscal years ended October 31:

	Year Ended October31,
	2013	2012	2011
	(In thousands)
Revenue:*
Utility	$109,284	$93,965	$82,942
Proprietary Table Games	55,589	49,714	43,986
Electronic Table Systems	34,154	31,042	33,937
Electronic Gaming Machines	91,378	81,594	66,906
iGaming	1,104	2,732	—
	$291,509	$259,047	$227,771
Gross profit:*
Utility	$68,750	$57,984	$49,973
Proprietary Table Games	45,521	40,698	35,370
Electronic Table Systems	14,056	14,472	14,564
Electronic Gaming Machines	56,616	49,253	42,648
iGaming	816	2,731	—
	$185,759	$165,138	$142,555
Operating income (loss):*
Utility	$58,416	$49,553	$43,289
Proprietary Table Games	38,600	35,693	30,986
Electronic Table Systems	1,402	723	2,301
Electronic Gaming Machines	36,795	35,360	30,462
iGaming	(7,395)	(2,423)	—
Unallocated Corporate	(76,939)	(63,387)	(60,720)
	$50,879	$55,519	$46,318
Depreciation and amortization:
Utility	$7,239	$7,510	$8,312
Proprietary Table Games	6,297	6,282	5,653
Electronic Table Systems	8,182	6,592	7,000
Electronic Gaming Machines	1,805	1,316	357
iGaming	426	—	—
Unallocated Corporate	3,661	3,504	3,813
	$27,610	$25,204	$25,135
Capital expenditures:*
Utility	$7,372	$5,035	$7,917
Proprietary Table Games	3,741	3,729	7,749
Electronic Table Systems	3,825	5,624	6,802
Electronic Gaming Machines	4,685	5,455	1,266
iGaming	3,898	766	—
Unallocated Corporate	17,774	5,845	3,210
	$41,295	$26,454	$26,944
Assets, end of year: **
Utility	$101,692	$96,222	$101,826
Proprietary Table Games	53,926	58,556	55,639
Electronic Table Systems	58,809	62,783	70,051
Electronic Gaming Machines	78,175	65,311	44,234
iGaming	5,202	1,905	—
Unallocated Corporate	85,970	46,274	41,137
	$383,774	$331,051	$312,887

*The results of our iGaming segment for the prior fiscal year have been reported separately in the current fiscal year. Therefore, we have removed iGaming revenues and expenses that were previously reported in PTG to conform to the current fiscal year presentation.

**The results of our iGaming segment for the prior fiscal year have been reported separately in the current fiscal year. Therefore, we have removed assets that were previously reported in Unallocated Corporate to conform to the current fiscal year presentation.

REVENUE BY GEOGRAPHIC AREA

Revenues by geographic area are determined based on the location of our customers. For fiscal 2013, 2012 and 2011, sales to customers outside the United States accounted for 59%, 56% and 56% of consolidated revenue, respectively. No individual customer accounted for more than 10% of consolidated revenue.

The following provides financial information concerning our operations by geographic area for the fiscal years ended October 31:

	2013		2012		2011
	(In thousands)
Revenue:
United States	$120,568	41.4%	$114,662	44.3%	$100,959	44.3%
Canada	7,114	2.4%	7,888	3.1%	7,733	3.4%
Other Americas	5,866	2.0%	4,514	1.7%	5,384	2.4%
Europe	13,367	4.6%	10,329	4.0%	9,995	4.4%
Australia	94,654	32.5%	91,993	35.5%	81,088	35.6%
Asia	47,756	16.4%	28,133	10.9%	20,413	9.0%
Other	2,184	0.7%	1,528	0.5%	2,199	0.9%
	$291,509	100.0%	$259,047	100.0%	$227,771	100.0%
Long-lived assets, end of year:
United States	$52,376	65.5%	$36,751	59.9%	$35,776	66.0%
Other Americas	2,368	3.0%	2,302	3.7%	1,204	2.2%
Europe	4,065	5.1%	2,535	4.1%	2,956	5.5%
Australia	12,976	16.2%	12,182	19.8%	11,304	20.8%
Asia	8,145	10.2%	7,484	12.2%	2,776	5.1%
Other	—	0.0%	191	0.3%	200	0.4%
	$79,930	100.0%	$61,445	100.0%	$54,216	100.0%

Long-lived assets for fiscal 2013, 2012 and 2011 exclude deferred income taxes, goodwill and other intangible assets.

13. COMMITMENTS AND CONTINGENCIES

Operating leases.  We lease office, production, warehouse and service facilities, office equipment and service vans under operating leases. The facility leases are for periods ranging from one to ten years, including renewal options and include an allocation of real estate taxes and other operating expenses. Total rent expense under operating leases was $4.1 million, $3.7 million and $3.2 million for fiscal 2013, 2012 and 2011, respectively.  With the completion of our wholly owned consolidated facility in Las Vegas, we expect future minimum lease payments to decrease as we will no longer be renting space for our primary facility in the U.S.

Estimated future minimum lease payments under operating leases subsequent to October 31, 2013 are as follows:

October 31,	(In thousands)

2014	$2,094
2015	1,006
2016	474
2017	195
2018	15
Thereafter	6
$3,790

Legal proceedings. In the ordinary course of business, we are involved in various legal proceedings and other matters that are complex in nature and have outcomes that are difficult to predict. We record accruals for such contingencies to the extent that we conclude that it is probable that a loss will be incurred and the amount of loss can be reasonably estimated. No estimate of the reasonably possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described below because the inherently unpredictable nature of legal proceedings may be affected by various factors, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate; (ii) discovery or other material legal proceedings are incomplete; (iii) the proceeding is in its early stages and there is insufficient information available to assess the viability of the stated grounds; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; or (vi) the trier of fact is granted latitude by applicable law to apply judgment. Our assessment of each matter may change based on future unexpected events. An unexpected adverse judgment in any pending litigation could cause a material impact on our business operations, gaming licenses, intellectual property, results of operations or financial position. Unless otherwise expressly stated, we believe costs associated with litigation will not have a material impact on our financial position or liquidity, but may be material to the results of operations in any given period. We assume no obligation to update the status of pending litigation after the date of these consolidated financial statements, except as may be required by applicable law, statute or regulation.

TableMAX — In April 2009, TableMAX IP Holdings, Inc. and TableMAX Gaming, Inc. filed a complaint (the “First Complaint”) against us in the United States District Court for the District of Nevada. This case is a patent infringement claim alleging that our Table Master product infringes U.S. Patents 5,688,174, 6,921,337 and 7,201,661. The First Complaint sought injunctive relief and an unspecified amount of damages, including claims for attorneys’ fees, costs, increased damages and disbursements. In August 2009, TableMAX Holdings, Inc. and TableMAX Gaming, Inc. voluntarily dismissed the First Complaint. On the same date, TableMAX IP Holdings, Inc., TableMAX Gaming, Inc. and Vegas Amusement, Inc. (the alleged owner of Patents 5,688,174, 6,921,337 and 7,201,661) (collectively “TableMAX”), filed a new complaint (the “New Complaint”) making materially the same allegations as in the First Complaint. In August 2009, TableMAX filed an amended complaint (the “Second Complaint”), which was materially the same as the New Complaint, except that the plaintiffs added a claim that Table Master infringes U.S. Patent 7,575,512, which was issued on August 18, 2009. In August 2009, the plaintiffs filed a Motion for Preliminary Injunction in the Second Complaint that sought to enjoin future sales of Table Master. In October 2009, the Court denied the Motion for Preliminary Injunction without hearing oral argument and also denied without prejudice our motions for summary judgment. During the discovery process, TableMAX made new allegations that certain of our SHFL FUSION Virtual (formerly Vegas Star) products infringe one of the patents in the Second Complaint. In January 2010, TableMAX filed a Second Amended Complaint, which has materially the same allegations as the Second Complaint, except that it alleges that the SHFL FUSION Virtual product infringes all of the patents in suit. However, a document produced in the discovery process appears to limit TableMAX’s allegations of infringement regarding certain of our SHFL FUSION Virtual products to only one of TableMAX’s patents in suit.

The Court set the Markman hearing for December 2010. In November 2010, the Court granted our Motion to Stay because of pending reexamination proceedings that were initiated at our request before the United States Patent and Trademark Office (“USPTO”) as to all of the patents in suit. In June 2012, the USPTO granted our petitions to reexamine two of the patents in suit, which patents were previously granted a Reexamination Certificate. At present, the case remains stayed. We believe that we have meritorious defenses and intend to continue to vigorously defend this matter.

Macau SHFL FUSION Hybrid Table Games Patent Issue — In June 2009, customs officials from Macau SAR seized a baccarat SHFL FUSION Hybrid Table Games (formerly Rapid Table Games) unit displayed by SHFL entertainment (Asia) Limited (“SHFL Asia”) at the G2E Asia Gaming Show. This seizure related to a claim by Jay Chun (“Chun”) of alleged patent infringement. In October 2009, the Office of the Public Prosecutor dismissed the investigation after a series of appeals and procedural developments. Chun appealed to the Investigation Judge, which proceedings were dismissed. From this decision, Chun appealed to the Macau Second Instance Court, which remanded the matter to the Investigation Court “Tribunal de Instrução Criminal” for further proceedings. In January 2013, the Investigation Court formally served an accusation on SHFL Asia. A Trial Hearing of this matter began on April 18, 2013 and was concluded on July 19, 2013, with the acquittal of SHFL Asia and a finding of no patent infringement by SHFL Asia. On July 29, 2013, Chun appealed the acquittal to the Macau Second Instance Court. On September 10, 2013 SHFL Asia submitted its reply to the Chun appeal. We believe that we have meritorious defenses and intend to continue to vigorously defend this matter.

In May 2012, Chun along with Natural Noble Limited (“Natural Noble”), which is a company controlled by Paradise Entertainment, an entity controlled by Chun (collectively, the “Natural Noble Plaintiffs”), obtained an ex parte decision from a Macau court allegedly enjoining one of our subsidiaries. The injunction was requested and ordered against an alleged Australian entity named Shuffle Master Asia Limited, which entity does not exist, rather than our subsidiary SHFL Asia. The injunction sought to prevent us from displaying any products that infringe the Natural Noble Plaintiffs’ patents during the 2012 G2E Asia Gaming Show, even though the decision did not specify which of SHFL Asia’s products displayed at the G2E Asia Gaming Show would allegedly infringe such patents. After initially agreeing with Macau customs officials’ request to cover our SHFL FUSION Hybrid Table Games unit, SHFL Asia received court approval to post a bond of approximately $0.1 million to enable our subsidiary SHFL Asia to display the SHFL FUSION Hybrid Table Game unit at the G2E Asia Gaming Show. In February 2013, SHFL Asia submitted arguments of appeal contesting the decision to grant the injunction to the Macau Second Instance Court. The Court dismissed the appeal on July 18, 2013 based on the fact that SHFL Asia is not the entity against which the injunction was granted, but rather the injunction was granted against the non-existent Australian entity named Shuffle Master Asia Limited. Therefore, the Court found that SHFL Asia did not have procedural standing to appeal the decision. Despite not being the party against which the injunction was granted, SHFL Asia believes it has the right to appeal the decision. SHFL Asia submitted an application for Appeal to the Macau Court of Final Appeal on August 2, 2013, and submitted the arguments of appeal on September 24, 2013. We believe that we have meritorious claims and we intend to continue to vigorously pursue the matter.

In June 2012, the Natural Noble Plaintiffs and LT Game Limited, a company controlled by Paradise Entertainment, an entity controlled by Chun, (collectively, the “LT Game Plaintiffs”), filed a writ of summons with a Macau court seeking monetary damages and other civil relief as a result of the alleged infringement of the Natural Noble Plaintiffs’ patents by SHFL Asia and SHFL entertainment, Inc. at the 2012 G2E Asia Gaming Show. A trial date has not yet been set for this matter. We believe that we have meritorious defenses, have submitted our defenses and counterclaims in this matter and we intend to continue to vigorously defend this matter.

In July 2012, LT Game International Ltd., a company that we believe may be controlled by Chun, filed a complaint against SHFL in the United States District Court for the District of Nevada alleging unfair competition and tortious interference with current and prospective business and contractual relations as a result of our alleged disparagement and misrepresentations regarding LT Game International Ltd.’s business, products and services. The complaint seeks injunctive relief and an unspecified amount of damages, including claims for reasonable attorneys’ fees and disbursements, costs, statutory damages under the Lanham Act, treble damages and profits. A trial date has not yet been set for this matter. We believe that this complaint is without merit and we intend to continue to vigorously defend this matter.

In October 2012, SHFL Asia filed a lawsuit with a Macau court against the LT Game Plaintiffs and Paradise Entertainment, Inc. (collectively “Paradise Defendants”), a company that we believe is the ultimate parent company of LT Game Limited and Natural Noble. This lawsuit seeks an injunction against the Paradise Defendants’ assertions of monopolistic rights, whereby the Paradise Defendants claim that their respective patents cover multi-game terminal betting as a concept or generic invention. The lawsuit alleges that the Paradise Defendants have made statements of such monopolistic rights, publicly and to SHFL Asia’s customers, to the detriment of SHFL Asia’s business and such statements claim patent protection beyond the legal scope of patent protection in Macau. The lawsuit further alleges that the Paradise Defendants’ patents are not novel, and thus the Paradise Defendants cannot restrict SHFL Asia and others from selling or using multi-game terminal betting products in Macau. A Trial Hearing began in June, 2013 and concluded in November, 2013. The injunction request was denied.  In November, 2013, an appeal of this interim injunction decision was filed by SHFL Asia to the Court of Second Instance.  We believe that we have a meritorious case and we intend to continue to vigorously pursue this claim.

In November, 2013, SHFL Asia displayed a SHFL Fusion Hybrid Table Games unit at the Macau Gaming Show.  The LT Game Plaintiffs obtained an ex-parte interim injunction prohibiting SHFL Asia from taking any actions that would infringe a patent owned by Natural Noble during the Macau Gaming Show.  As a result of this injunction, during the Macau Gaming Show, Macau customs officials covered the SHFL Fusion Hybrid Table Games unit for a period of time without providing SHFL Asia a copy of the injunction.  In December, 2013, an appeal of this interim injunction was filed by SHFL Asia to the Court of Second Instance.  We believe that we have meritorious defenses and intend to vigorously pursue this matter.

Litigation relating to the Merger.  The following complaints challenging the merger between SHFL and Bally Technologies, Inc. have been filed in various jurisdictions: (i) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, Brandt v. SHFL entertainment, Inc., et al., No. 27-CV-13-13529; (ii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Morris v. Bally Technologies, Inc., et al., No. A-13-685682-B; (iii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Fix v. SHFL entertainment, Inc., et al., No. A-13-685793-C; (iv) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, The Harold & Trudy Katzman Trust, U/A DTD 1-10-98 v. SHFL entertainment, Inc., et al., No. 27-CV-13-13816; (v) in the District Court of the Fourth Judicial District, County of Hennepin, Minnesota, Rosenfeld v. SHFL entertainment, Inc., et al., No. 27-cv-13-13933; (vi) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Suchla v. Bally Technologies, Inc., et al., No. A-13-685725-C; and (vii) in the District Court of the Eighth Judicial District, County of Clark, Nevada, Fix. v. SHFL entertainment, Inc., et al., No. A-13-686190-B. Each of the actions is a putative class action or shareholder derivative action filed on behalf of the public shareholders of SHFL and names as defendants the Company, its directors, Bally and Merger Sub, except for Rosenfeld v. SHFL entertainment, Inc., et al., which does not name Bally and Merger Sub as defendants. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger and that the entity defendants aided and abetted those alleged breaches. The complaints seek, among other relief, declaratory judgment and an injunction against the merger.

On or about September 12, 2013, the Nevada plaintiffs served an amended consolidated class and derivative action complaint. On September 13, 2013, certain defendants moved to stay that complaint. On or about September 17, 2013, the Nevada plaintiffs filed a motion to waive requirements of Nev. R. Civ. P. 16.1 and order for limited expedited discovery. On or about September 20, 2013, the Nevada court formally consolidated all the Nevada actions under the caption In re SHFL entertainment, Inc. Shareholder Litigation, Lead Case No. A-13-685682-B (“Consolidated Nevada Action”).  On September 25, 2013, that court held a hearing on defendants’ motion to stay the amended consolidated class and derivative action complaint and plaintiffs’ motion to waive requirements of Nev. R. Civ. P. 16.1 and order for limited expedited discovery. At the conclusion of the September 25 hearing, the Nevada court granted defendants’ motion to stay the Nevada plaintiffs’ amended consolidated class and derivative action complaint until the parallel proceedings brought in Minnesota are resolved and denied plaintiffs’ motion to waive requirements of Nev. R. Civ. P. 16.1 and order for limited expedited discovery as moot.  On October 24, 2013, the Nevada Court entered a written order reaffirming certain findings of fact made during the September 25 hearing and formally ordering that all proceedings in the Consolidated Nevada Action be stayed until the related proceedings initiated in the Minnesota court are resolved.

On August 9, 2013, the Minnesota actions were consolidated under the caption In re SHFL entertainment, Inc., No. 27-CV-13-13529 (the “Minnesota Action”). On or about September 10, 2013, the Minnesota plaintiffs served an amended consolidated class action complaint. On or about September 18, 2013, those plaintiffs filed a motion for expedited proceedings. On September 25, 2013, the defendants filed motions to dismiss the Minnesota Action on several grounds, including failure to state a claim on which relief may be granted and lack of standing. On October 1, 2013, the Minnesota court held a hearing on plaintiffs’ motion for expedited proceedings and, on October 3, 2013, issued an order denying plaintiffs’ motion. The Minnesota court separately scheduled a hearing on October 23, 2013, to hear defendants’ motions to dismiss the Minnesota Action and plaintiffs’ anticipated motion for a preliminary injunction.

On October 9, 2013, the defendants and plaintiffs in the Minnesota Action (the “Settling Parties”) entered into a Memorandum of Understanding (“MOU”) providing for the settlement in principle of the claims brought in the Minnesota Action, subject to certain confirmatory discovery by the plaintiffs in the Minnesota Action and subject to the approval of the Minnesota court. SHFL and the other named defendants have vigorously denied, and continue vigorously to deny, that they have committed any violation of law or engaged in any of the wrongful acts that were alleged in the Minnesota Action. The MOU outlines the terms of the Settling Parties’ agreement in principle to settle and release all claims which were or could have been asserted in the Minnesota Action.

In light of the MOU, on October 22, 2013, the Minnesota court entered an order staying all non-settlement-related proceedings in the Minnesota Action and granting plaintiffs in that action leave to present a stipulation of settlement for preliminary approval on or before November 26, 2013.  As a result, the hearing previously scheduled for October 23, 2013, to address the defendants’ pending motions to dismiss the Minnesota Action was adjourned indefinitely. On November 25, 2013, the Settling Parties entered into a stipulation of settlement.  The stipulation of settlement is subject to customary conditions, including approval by the Minnesota court, which will consider the fairness, reasonableness and adequacy of the settlement. The stipulation of settlement provides for, among other things, the conditional certification of the consolidated Minnesota Action as a non-opt-out class action. The stipulation of settlement also provides for the release of any and all claims arising from the merger, subject to approval by the Minnesota court. The release will not become effective until the stipulation of settlement is approved by the Minnesota court, and there can be no assurance that the Minnesota court will approve the settlement. In such event, the proposed settlement will be null and void and of no force and effect.

On November 26, 2013, the plaintiffs in the Minnesota Action submitted the stipulation of settlement to the Minnesota court in connection with an unopposed motion for preliminary approval of settlement, conditional certification of settlement class and approval of notice to be furnished to settlement class.  The Minnesota plaintiffs’ motion will be heard on January 10, 2014.

The outcome of the lawsuits cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on our operations and liquidity.  All of the defendants believe that the claims asserted against them in the lawsuits are without merit. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

14. EARNINGS PER SHARE

Shares used to compute basic and diluted earnings per share from continuing operations for the fiscal years ended October 31 are as follows:

	Year Ended October 31,
	2013	2012	2011
	(In thousands, except per share amount)

Net income available to common shares	$36,063	$38,606	$31,590

Basic:
Weighted average shares	57,010	55,884	54,344

Diluted:
Weighted average shares, basic	57,010	55,884	54,344
Dilutive effect of options and restricted stock	721	744	653
Weighted average shares, diluted	57,731	56,628	54,997

Basic earnings per share	$0.63	$0.69	$0.58
Diluted earnings per share	$0.62	$0.68	$0.57

Weighted average anti-dilutive shares excluded from diluted EPS	1,109	1,852	3,368

15. SUBSEQUENT EVENTS

Merger with Bally Technologies, Inc.

On November 25, 2013, pursuant to an Agreement and Plan of Merger, dated as of July 15, 2013, by and among the Company and Bally, the Company was acquired by and became an indirect wholly-owned subsidiary of Bally. As of November 25, 2013, all outstanding shares of our common stock were canceled and converted into the right to receive $23.25 in cash, without interest.

During the fiscal year ended 2013, we incurred approximately $7.1million of expenses related to the acquisition.  These expenses consisted primarily of payments to financial advisors and consultation with legal counsel.